EXHIBIT 99.1

Repros Therapeutics Inc.(R) Reports Second Quarter 2013 Financial Results

THE WOODLANDS, Texas, Aug. 7, 2013 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced financial results for the second quarter ended June 30, 2013.

Liquidity and Capital Resources

The Company had cash and cash equivalents of approximately $87.7 million as of June 30, 2013 as compared to $24.2 million as of December 31, 2012. On June 25, 2013, we completed a public offering of 4,312,500 shares of our common stock at a price per share of $19.00. Net proceeds to us, after deducting underwriter's fees and offering expenses, were approximately $76.8 million. Net cash of approximately $12.8 million and $4.6 million was used in operating activities during the six month periods ended June 30, 2013 and 2012, respectively. The major use of cash for operating activities for the six month period ended June 30, 2013 was to fund our clinical development programs and associated administrative costs. Cash used in investing activities during the six month period ended June 30, 2013 was approximately $531,000 primarily for capitalized patent and patent application costs for Androxal® and Proellex®.

Financial Results

Net loss for the three month period ended June 30, 2013, was ($7.2) million or ($0.38) per share as compared to a net loss of ($3.1) million or ($0.21) per share for the same period in 2012. The net loss for the six month period ended June 30, 2013, was ($14.6) million or ($0.79) per share as compared to a net loss of ($5.5) million or ($0.38) per share for the same period in 2012. The increase in loss for both the three and six month periods ended June 30, 2013 as compared to the same period in 2012 was primarily due to an increase in expenses related to the clinical development of Androxal®, an increase in salary expense due to increased headcount and increased costs associated with our patent portfolio.

Research and development ("R&D") expenses increased 177% or approximately $3.9 million to $6.0 million for the three month period ended June 30, 2013 as compared to $2.2 million for the same period in the prior year and increased 239% or approximately $8.7 million to $12.3 million for the six month period ended June 30, 2013 as compared to $3.6 million for the same period in the prior year. Clinical development expenses related to Androxal® increased by $3.1 million and $7.6 million for the three and six month periods ended June 30, 2013, respectively, as compared to the same periods in the prior year due to the ongoing Phase 3 studies in men with secondary hypogonadism, including two pivotal studies being conducted under an SPA, a six month open label safety study and a one year DEXA study. Clinical development expenses related to Proellex® decreased by $189,000 and $216,000 for the three and six month periods ended June 30, 2013, respectively, due to the completion of the Phase 2 vaginal administration study for uterine fibroids. Payroll and benefits expenses increased by $514,000 and $864,000 for the three and six month periods ended June 30, 2013, respectively, as compared to the same periods in the prior year due to increased headcount in R&D employees. Operating and occupancy expenses increased by $478,000 and $493,000 for the three and six month periods ended June 30, 2013, respectively, as compared to the same periods in the prior year due to an increase in costs associated with our patent portfolio, increased travel and professional services.

General and administrative ("G&A") expenses increased 27% or approximately $249,000 to $1.2 million for the three month period ended June 30, 2013 as compared to $922,000 for the same period in the prior year and increased 18% or approximately $342,000 to $2.2 million for the six month period ended June 30, 2013 as compared to $1.9 million for the same period in the prior year. The increase in G&A expenses for the three and six month periods ended June 30, 2013 as compared to the same periods in the prior year is primarily due to an increase in professional services and travel expenses.

Total revenues and other income increased to $1,000 for the three month period ended June 30, 2013 as compared to zero for the same period in the prior year. Total revenue and other income was $2,000 for the six month period ended June 30, 2013 as compared to $1,000 for the same period in the prior year. The increase for the three and six month periods ended June 30, 2013 as compared to the same periods in the prior year was primarily due to an increase of $1,000 in interest income.

As of June 30, 2013 we had 23,004,837 shares of common stock outstanding.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, the uncertainty of regulatory review in the U.S. and other jurisdictions, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenues and other income
Interest income	$ 1	$ --	$ 2	$ 1
Total revenues and other income	1	--	2	1

Expenses
Research and development	6,037	2,178	12,345	3,644
General and administrative	1,171	922	2,238	1,896
Total expenses	7,208	3,100	14,583	5,540

Net loss	$ (7,207)	$ (3,100)	$ (14,581)	$ (5,539)

Net loss per share - basic and diluted	$ (0.38)	$ (0.21)	$ (0.79)	$ (0.38)

Weighted average shares used in loss per share calculation:
Basic	18,958	14,826	18,572	14,404
Diluted	18,958	14,826	18,572	14,404

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2013	2012

Cash and cash equivalents	$ 87,697	$ 24,212
Other currents assets	304	406
Fixed assets (net)	93	53
Other assets (net)	2,546	2,161
Total assets	$ 90,640	$ 26,832

Accounts payable and accrued expenses	$ 3,938	$ 3,798
Stockholders' equity	86,702	23,034
Total liabilities and stockholders' equity	$ 90,640	$ 26,832
CONTACT: Joseph S. Podolski
         Chief Executive Officer
         (281) 719-3447

         Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931
         thoffmann@troutgroup.com